EXHIBIT 5.2

80 Raffles Place
#14-20 UOB Plaza 2
Singapore 048624
Tel: +65-6536-1161 Fax: +65-6536-1171
www.lw.com

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Chartered Semiconductor Manufacturing Ltd
60 Woodlands Industrial Park D
Street 2
Singapore 738406
Re:	Registration Statement No. 333-56878; $300,000,000 Aggregate Principal Amount of 6.25% Senior Notes due 2013 of Chartered Semiconductor Manufacturing Ltd (the “Company”)
Ladies and Gentlemen:
     We have acted as special United States counsel to you in connection with the issuance by you of $300,000,000 aggregate principal amount of 6.25% Senior Notes due 2013 (the “Securities”), under the Indenture dated as of April 2, 2001, between the Company and Wells Fargo Bank Minnesota, National Association (the “Base Indenture”), as supplemented by a Supplemental Indenture relating to the Securities, dated as of April 4, 2006 between the Company and The Bank of New York, as trustee (together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2001 (File No. 333-56878), as amended by Amendment No. 1, filed with the Commission on March 16, 2001, as further amended to date (the “Registration Statement”) and a Prospectus dated March 19, 2001, relating to certain debt and equity securities of the Company and included with the Registration Statement (the “Base Prospectus”), as supplemented by a Prospectus Supplement to the Base Prospectus dated March 30, 2006 relating to the Securities filed with the Commission on March 30, 2006 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and taken together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

April 4, 2006

     We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Singapore are addressed in the opinion, dated April 4, 2006, of Allen & Gledhill. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Securities have been duly executed and delivered by the Company and, when authenticated, issued and delivered in accordance with the terms of the Indenture and delivered to and paid for in accordance with the terms of the underwriting agreement dated March 30, 2006 entered into between the Company and Goldman Sachs (Singapore) Pte., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     The opinion rendered above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (iv) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.
     With your consent, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by each of the parties thereto (except that we make no assumption with respect to the due execution and delivery by the Company under New York law of the Indenture); (b) the Indenture constitutes the legally valid and binding obligations of each of the parties thereto other than the Company; and (c) the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

April 4, 2006

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your submitting this opinion as an exhibit to the Company’s Form 6-K to which this letter is an exhibit and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP